Exhibit 10.1
June 6, 2006
Christine A. Russell
Dear Christine:
We are pleased to formally extend to you an offer of employment for the position of Vice President and Chief Financial Officer with Virage Logic Corporation (Virage Logic). As a member of our Executive Team and the leader of the Finance Group you will report to Adam Kablanian, President and Chief Executive Officer.
To compensate you for your efforts and contribution in this position, you will receive a compensation package including base salary, eligibility for incentive compensation, stock options and a comprehensive benefits plan.
Your base salary will be $19,584.00 per monthly (equivalent to $235,008 per annum), subject to standard payroll deductions and withholdings. This position is classified as Exempt.
Your variable incentive compensation will be a Revenue/Earnings bonus plan based on profit sharing with an at plan opportunity of 35% of your actual base salary prorated to the actual company performance versus the approved plan for the fiscal year ending in September 30, 2006.
You will be eligible to receive a stock option grant for 255,000 shares of Common Stock of Virage Logic Corporation. The price per share for this option will be fixed based on the closing sales price on the first 15th day of the month after your start date. The shares subject to this option will vest over a four-year period with 25% of the shares vesting one (1) year from your start date, and thereafter the shares shall vest at a rate of 1/48th of the shares per month for the remaining 36 months. If a change in control occurs and your employment is terminated or materially altered within the first two years of employment, 50% or 127,500 shares of your outstanding stock option grant shall immediately fully vest.
With regard to benefits, you will receive all the employment benefits available to full time, regular exempt employees of Virage Logic. These benefits include a 401(k) plan; medical, dental, vision and life insurance plans, for which the premiums are paid 100% by the Company for an employee selecting an HMO plan. Other plans are available with a minimal pre-tax employee contribution. In addition, you will be eligible to accrue fifteen days paid time off during the year and 10 paid holidays per year.
In addition, you will be eligible to participate in Virage Logic’s Employee Stock Purchase Plan effective August 15,2006.
In accordance with the Immigration Reform & Control Act of 1986, employment in the United States is conditional upon proof of eligibility to legally work in the United States. On your first day of employment, you will need to provide us with this proof. If you do not have these documents, please contact me prior to your first day of employment.
As an employee of Virage Logic you will have access to confidential information and you may, during the course of your employment, develop information or inventions that will be the property of Virage Logic. To protect the interests of Virage Logic, you will be required to sign the Company’s Employment Invention and Confidential Information Agreement as a condition of your starting employment. We wish to impress upon you that we do not wish you to bring with you any confidential or proprietary material of any former employer or to violate any other obligations you may have to your former employer.

Your employment with Virage Logic is voluntarily entered into and you are free to resign at any time. Similarly, Virage Logic is free to conclude an employment relationship where it believes it is in its interest at any time and for no reason and for no cause While we hope our relationship will be mutually beneficial, it should be recognized that neither you, nor we have entered into any contract of employment expressed or implied. Our relationship is and always will be one of voluntary employment “at will.”
This offer letter is an offer of employment and is not intended and shall not be construed as a contract proposal or contract of employment. This offer constitutes all conditions and agreements made on behalf of Virage Logic and supersedes any previous verbal or written commitments by the Company. No representative other than me has any authority to alter or add to any of the terms and conditions herein.
This written offer is also contingent upon completion of your background check with acceptable results and your signing the company Employment Invention and Confidential Information and Code of Conduct agreements. This background check is a standard verification of criminal history, education and former employers. In addition, for this position a credit check will also be conducted
Please contact me to indicate your response to this offer. Upon your acceptance please sign and return the original while retaining the copy of this offer for your records. You may send your signed copy to our confidential fax number: 510-743-8179 and return the original on your first day of employment. I have also enclosed an Employment Invention and Confidential Information Agreement. This employment offer expires on June 7, 2006 at 5:00 pm PST.
Christine, we are excited about the opportunity to have you join Virage Logic and are certainly looking forward to your positive response.
Regards,
Adam Kablanian
President and CEO

Accepted:	/s/ Christine A. Russell	Date:	June 6, 2006

Christine A. Russell

Anticipated Start Date:

2

June 19, 2006
Christine A. Russell
Dear Christine:
Regarding your employment with Virage Logic, there have been two changes from your offer letter which I would like to memorialize in writing.
First the grant date for your option will be the third business day following release of earnings for the June quarter. Accordingly, the price per share for this option will be fixed based on the closing sales price on that day.
Second, your title will be Vice President of Finance and Chief Financial Officer and not simply Vice President and Chief Financial Officer.
This letter serves as an addendum to your original offer letter, which otherwise remains in effect.
Christine, we are excited about your joining Virage Logic.
Regards,
Adam Kablanian
President and CEO

Accepted:	/s/ Christine A. Russell	Date:	June 19, 2006

Christine A. Russell

3